Exhibit 10.10

UNITED TECHNOLOGIES CORPORATION
BOARD OF DIRECTORS
2017 ANNUAL COMPENSATION DISTRIBUTION ELECTION FORM

Non-employee members of the Board of Directors receive annual compensation comprised of an Annual Retainer and an Annual Award of Deferred Stock Units (“DSUs”). The compensation arrangements for non-employee Directors shall be as follows:

	Total Combined Award	Annual Retainer Award	Annual DSU Award
Base Compensation	300,000	120,000	180,000

In addition to the Base Compensation detailed above, non-employee Directors serving in leadership roles on the Board and/or its committees shall receive the following awards:

	Total Combined Award	Annual Retainer Award	Annual DSU Award
Lead Director	80,000	32,000	48,000
Audit Chair	40,000	16,000	24,000
Audit Members	30,000	12,000	18,000
Compensation Chair	25,000	10,000	15,000
Finance Chair	25,000	10,000	15,000
Governance Chair	25,000	10,000	15,000
Directors serving in multiple leadership roles will receive the additional awards applicable to each role.

I hereby elect to receive my entire 2017 Annual Retainer Award as follows (please check one):
☐    Cash payable as of the date of the 2017 Annual Meeting

☐    Deferred Stock Units issued as of the date of the 2017 Annual Meeting

Upon retirement or termination from the Board, I elect to receive distribution of my total 2017 DSUs in      (please check one):
☐    15 annual installments
☐    10 annual installments
☐    A full and immediate distribution of all shares

The number of DSUs will be determined by dividing your Annual DSU Award (including your Annual Retainer Award if you so elect above) by the closing price of UTC common stock on the date of the Annual Meeting. Fractional DSUs will be credited to your account. All whole or partial DSUs will be eligible for dividend equivalents equal to UTC’s declared dividend and will be credited to your account as additional DSUs on the date the dividend is paid.
Upon retirement or termination from the Board, DSUs held in your account will be converted into shares of UTC common stock and distributed to you, unless you elected 10 or 15 annual installments, in which case DSUs will be converted to shares of stock in accordance with the installment schedule. During the installment period, the balance in your account will continue to be held and valued as DSUs unless you elect to convert the units to a fixed interest account credited at the 10 year U.S. Treasury bill rate plus 1%. During the installment period, the value of your account will not be taxable until each installment distribution is received. In the event of your death before distribution, the full value of your account will be distributed to your estate unless a Beneficiary

Designation form is on file. DSUs will be governed by the terms and conditions of the United Technologies Corporation Board of Directors Deferred Stock Unit Plan.

________________________________ _______________________________ _______________
Signature                 Print Name             Date

Please return by December 21, 2016 to: Office of the Corporate Secretary, United Technologies Corporation
Fax: (860) 660-0250 or Email: christina.monteith@utc.com